UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 22, 2022

Northwest Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34582	27-0950358
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3 Easton Oval	Suite 500	Columbus	Ohio	43219
(Address of principal executive office)				(Zip code)

(814) 726-2140
 (Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, 0.01 Par Value	NWBI	NASDAQ Stock Market, LLC

    Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

    Indicate by a check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 22, 2022, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Northwest Bancshares, Inc. (the “Company”) agreed to certain temporary increases in compensation for William W. Harvey Jr., the Company's Chief Financial Officer, who has agreed to also serve as the interim President and Chief Executive Officer of the Company until a permanent President and Chief Executive Officer is named (the “interim period”). During the interim period, Mr. Harvey’s base salary will increase by $27,760 monthly, to approximately $69,665 from approximately $41,905 (the amount to which he is currently entitled under his Employment Agreement).

In addition, the Compensation Committee has agreed to increase Mr. Harvey’s management bonus and holiday bonus for the period during which he serves as interim President and Chief Executive Officer taking into account his increased base salary earned during such period and, with respect to the management bonus, the increased percentage of the President and Chief Executive Officer’s annual bonus over that paid to the Chief Financial Officer. The Compensation Committee has also agreed to make an additional equity grant to Mr. Harvey following the appointment of the Company’s permanent President and Chief Executive Officer that will reflect the period of time that Mr. Harvey served as the interim President and Chief Executive Officer. The increase in the amount of the equity grant will also take into consideration Mr. Harvey’s increased base salary and responsibilities for such period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWEST BANCSHARES, INC.

Date:	June 28, 2022	By:	/s/ Jeffrey J. Maddigan
Jeffrey J. Maddigan
Executive Vice President, Finance, Accounting and Corporate Treasurer